Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Results for

Third Quarter and Nine Months Ended September 30, 2014

MORGAN HILL, Calif., Nov. 14, 2014– The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the third quarter and nine months ended September 30, 2014.

Net sales for the 2014 third quarter increased by 5.2 percent to $34.8 million, compared to net sales of $33.1 million in the 2013 third quarter. That increase resulted primarily from sales of new products introduced into the marketplace by the Company during the prior 18 months and increased product sales to specialty retailers. Also, over the past several months, in anticipation of increased sales demand, Coast increased its inventory, including 1,500 additional products not previously sold by the Company.

Net earnings for the third quarter of 2014 increased by 19.5 percent to $582,000, or $0.12 per diluted share, compared to $487,000, or $0.10 per diluted share, for the third quarter 2013. The increase in net earnings was primarily attributable to improvements in both sales and gross profit, partially offset by an increase in selling, general and administrative (SG&A) expenses.

Gross profit in the 2014 third quarter increased to $6.6 million, from approximately $6.1 million in the same quarter of 2013. As a result, gross margin increased to 19.0 percent of net sales, up from 18.4 percent in the same quarter of 2013. The increase in gross profit and gross margin were primarily attributable to the effect of increased sales on fixed warehouse costs and larger orders which reduced our freight costs.

SG&A expenses for the third quarter of 2014 were $5.5 million, compared to $5.1 million in the same quarter of 2013. That increase was primarily due to increases in professional fees and marketing and selling costs, resulting from new marketing programs and the hiring of additional sales personnel during 2014.

For the first nine months of 2014, Coast’s net sales increased by 2.6 percent, to $96.5 million, up from $94.1 million for the same nine months of 2013. That increase resulted primarily from sales of new products introduced into the marketplace by the Company and product sales to specialty retailers, offset by the adverse effects on sales of the unusually severe winter weather conditions that delayed the start of the RV selling season in the Midwestern, Northeastern, and Southeastern regions of the United States and throughout most of Canada.

Net earnings for the first nine months of 2014 decreased by 2.2 percent to $631,000, or $0.13 per diluted share, from $645,000, or $0.14 per diluted share, for the first nine months of 2013. This decrease was largely due to a rise in SG&A expenses, which resulted from increased professional fees and marketing and selling costs, as well as the one-time costs incurred from the closing, during the second quarter of 2014, of an administrative office in Taiwan that we no longer needed for our Asian operations.

Gross profit for the nine months ended September 30, 2014, increased to $17.8 million from $17.4 million for the same period of 2013. Gross margin remained relatively flat at 18.4 percent of net sales, compared to 18.5 percent for the same period of 2013, due to the impact of the severance costs associated with the closing of the Taiwan office.

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On the balance sheet, accounts receivable increased by approximately $600,000 to $8.9 million, at September 30, 2014, as compared to $8.3 million at September 30, 2013, due primarily to the increase in sales during this year’s third quarter. Inventories at September 30, 2014, were $31.0 million, compared with $28.1 million at September 30, 2013, due primarily to the addition of new products being offered by the Company to its customers.

“We are pleased, although not entirely satisfied, with our financial results this quarter,” said Coast’s Chief Executive Officer Jim Musbach. “We believe that the improvements in our sales and gross margin demonstrate that our strategy to boost growth through the introduction of innovative new products and marketing and sales initiatives will have a beneficial impact on our operating results not only in this year’s fourth quarter, but also in 2015.”

“Additionally, the Recreational Vehicle Industry Association (RVIA) currently forecasts that RV industry shipments will increase by approximately 8.8 percent in 2014, and it expects RV shipments to rise again in 2015. Based on the RVIA forecasts, our new product offerings and expanded marketing programs, we expect to continue to see strong momentum in the coming quarters. Our business fundamentals are solid and well positioned for future growth, and we remain committed to our focus on the customers in our core RV channel,” concluded Musbach.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 13 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release that are not historical facts or that discuss our expectations, beliefs or views regarding our future operations or financial performance, or financial trends in our business or markets constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, those statements are necessarily based on current information available to us. Therefore, the expectations or predictions expressed in those statements may ultimately prove to have been incorrect due to the occurrence of currently unexpected future events or circumstances or as a result of a number of risks and uncertainties to which our business is subject. As a result, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income by, or the loss of confidence regarding economic conditions among, consumers; a tightening in the availability of or increases in the cost of consumer credit; increases in the costs of or shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because the recession (i) led to the closure or bankruptcies of a large number of RV dealers, reducing the number of aftermarket customers who are purchasing the products we sell; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; industry consolidations and further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

A more detailed discussion of the risks and uncertainties to which our business and operations are subject, is contained in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we filed with the Securities and Exchange Commission on or about March 31, 2014, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as material to our business or operating results.

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Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2013 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Renee Ketels

Lambert, Edwards & Associates

616-233-0500 /rketels@lambert-edwards.com

The Coast Distribution System / Page 4 of 8

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net sales	$34,821	$33,101	$96,473	$94,063
Cost of sales, including distribution costs	28,211	27,002	78,678	76,624

Gross profit	6,610	6,099	17,795	17,439
Selling, general and administrative expenses	5,465	5,059	16,088	15,572

Operating income	1,145	1,040	1,707	1,867
Other expense
Interest	146	119	468	477
Other	18	13	47	24

	164	132	515	501

Earnings before income tax provision	981	908	1,192	1,366
Income tax provision	399	421	561	721

Net earnings	$582	$487	$631	$645

Basic earnings per share	$0.12	$0.10	$0.13	$0.14

Diluted earnings per share	$0.12	$0.10	$0.13	$0.14

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30, 2014	September 30, 2013
ASSETS

Cash and cash equivalents	$2,070	$4,236
Accounts receivable, net	8,926	8,323
Inventories, net	31,027	28,077
Other current assets	2,022	2,182

Total Current Assets	44,045	42,818
Property, plant & equipment, net	1,156	1,236
Other assets	2,467	2,447

Total Assets	$47,668	$46,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$4,469	$4,322
Accrued liabilities	4,097	3,879

Total Current Liabilities	8,566	8,201
Long-term obligations	10,564	8,757
Total Stockholders’ Equity	28,538	29,543

Total Liabilities and Stockholder’s Equity	$47,668	$46,501